Exhibit 10.31

SECOND AMENDMENT TO FOURTH AMENDED
AND RESTATED EMPLOYMENT AGREEMENT

This Second Amendment (this “Amendment”) is entered into as of January 1, 2015, between CytRx Corporation, a Delaware corporation (“Employer”), and Steven A. Kriegsman (“Employee”) in order to amend as follows that certain Fourth Amended and Restated Employment Agreement, effective as of May 10, 2012, as previously amended by the First Amendment thereto dated as of March 4, 2014 (as so amended, the “Employment Agreement”), between Employer and Employee:

1. Change in Control.  Section 7.5 of the Employment Agreement is hereby amended by removing therefrom the first and second sentences and substituting the following:

“For purposes of this Section 7.5, a “Change in Control” shall mean any of a “change in ownership,” “change in effective control” and “change in ownership of a substantial portion of the assets” of Employer within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor to such Section).  Notwithstanding the provisions of Section 7.2, Section 7.3 or any other provision of this Agreement, if a Change in Control occurs during the Term, and if, during the Term and within two years after the date on which the Change in Control occurs, Employee’s employment is terminated by Employer without Cause or by Employee for Good Reason, then Employee will be entitled to the payments and benefits, at the same times, described in Section 7.2 for a termination by Employer without Cause, except that (i) Employee shall be entitled to continued participation, for a period of 36-months that commences on the date of termination, of Employee and each of his dependents in any Employer-sponsored health plan at the benefit level in effect from time to time and with COBRA benefits commencing thereafter, and (ii) the salary and bonus payments described in the last sentence of Section 7.2 shall instead be calculated using a 36-month “Severance Period” that commences on the date of termination and ends on the third anniversary of such termination date.

If Employer's obligation to make the payments and provide the benefits described in this Section 7.5 is triggered, Employee will not be entitled to the payments or benefits described in Section 7.2 or Section 7.3, as applicable, that would otherwise be payable upon such termination of Employee's employment. For clarity, during the Term and after two years after a Change in Control, the provisions of Section 7.2 and Section 7.3 shall once more apply.”

2. No Other Changes to the Employment Agreement.  Except as expressly amended by this Amendment, all of the terms of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first set forth above.

EMPLOYER:	EMPLOYEE:

CytRx Corporation

By: /s/ JOHN Y. CALOZ Name: John Y. Caloz Title: Chief Financial Officer	/s/ STEVEN A. KRIEGSMAN Steven A. Kriegsman